Exhibit 99.2

SECOND AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This Second Amendment to Agreement of Purchase and Sale (the “Amendment”) is made effective as of the 24th day of October, 2007, by and between Small Bay Partners, LLC, a Florida limited liability company (“Seller”), and Cornerstone Operating Partnership, L.P., a Delaware limited partnership  (“Purchaser”).

RECITALS:

A.            Purchaser and Seller are parties to that certain Agreement of Purchase and Sale dated September 14, 2007, as amended by that certain First Amendment to Agreement of Purchase and Sale (collectively, the “Agreement”).

B.            Purchaser and Seller desire to amend the Agreement to reduce the Purchase Price and close the Inspection Period subject to certain qualifications and modify other provisions accordingly.

AGREEMENTS:

1.             Purchase Price. The Purchase Price for the Property shall be reduced to Thirty Seven Million One Hundred Twenty-Eight Thousand Four Hundred Eighty Dollars ($37,128,480.00).

2.             Inspection Period. The Inspection Period has ended and, except as provided herein, Purchaser has approved the Property and Due Diligence Documents, subject only to Purchaser’s approval, in its sole discretion, of each of the matters included in this Amendment and itemized in Exhibit A. as the Prior to Closing Date items (the “Approval Matters”). Notwithstanding anything contained in the Agreement or this Amendment to the contrary, if Purchaser has not approved in writing, in its sole discretion, all the Approval Matters on or before the Closing Date, Purchaser may elect to either: (a) terminate the Agreement as amended hereby and immediately receive from Escrow Agent the Earnest Money Deposit; or (b) elect to waive such Approval Matter and close the transaction. If Purchaser fails to make either of such elections, Purchaser shall be deemed to have elected option (a).

3.             Closing Date. The Closing Date will be on or before Monday, November 12, 2007.

4.             Operating Costs For Calendar Year 2006. Except as provided in this paragraph, as of the Closing Date, Seller and Purchaser each waive the right to collect from tenants the unpaid operating costs for calendar year 2006. Seller has not waived the right to collect from tenants any installments due and payable prior to October 31, 2007, and this right to collect shall survive closing. Seller has not waived its right to collect unpaid operating costs for calendar year 2006 from Masco Contractor Services Central, Inc. (“Masco”), which, pursuant to a separate agreement, are being paid by Masco over a twelve (12) month period beginning August 1, 2007 and ending July 31, 2008. At closing, Seller and Purchaser shall execute a joint notice to Masco to continue directing the installment payments to Seller.

5.             Post Closing Escrow. Concurrently with Closing, Seller shall deposit with Land America Title Company (“Escrow Holder”) the amount of One Hundred Seven Thousand Eight Hundred Dollars ($107,800.00) (“Escrowed Funds”) as follows:

A.            Seventy-Five Thousand and No/100 Dollars ($75,000.00) for required asphalt repairs, seal coating, and striping at the Property. Purchaser shall obtain bids, based upon scope and specifications reasonably acceptable to Seller, from three (3) mutually acceptable licensed contractors. Purchaser shall pay all costs, if any, in excess of the lesser of Seventy-Five Thousand and No/100 Dollars ($75,000.00) or the amount of the lowest bid that satisfies the approved scope and specifications.

B.            Eleven Thousand Eight Hundred and No/100 Dollars ($11,800.00) for cleaning, caulking and painting the buildings by Tim Brown Construction, Inc. on that portion of the Property identified as Carter CommerCenter in accordance with mutually agreed upon scope and specifications. Purchaser shall pay all costs, if any, in excess of Eleven Thousand Eight Hundred and No/100 Dollars ($11,800.00).

C.            Twenty-One Thousand and No/100 Dollars ($21,000.00) to repair existing roof leaks to include:

In Monroe CommerCenter, leaks in three (3) buildings, involving five (5) suites;

In Goldenrod CommerCenter, leaks in one (1) building, involving (1) suite; and

In Hanging Moss CommerCenter, leaks in two (2) buildings, involving four (4) suites.

Purchaser shall obtain bids, based upon scope and specifications reasonably acceptable to Seller, from two (2) mutually acceptable licensed contractors. Purchaser shall pay all costs, if any, in excess of the lesser of Twenty-One Thousand and No/100 Dollars ($21,000.00) or one hundred ten percent (110%) of the amount of the lowest bid that satisfies the approved scope and specifications.

D.            Seller shall pay all cost associated with such Escrow.

6.             Release of Escrowed Funds. Upon completion of the work provided for in each subsection of Section 4 of this Amendment, Seller and Purchaser shall provide written notice to Escrow Holder that sets forth the amount to be disbursed to Purchaser as reimbursement for the cost of the work, and the balance remaining, if any, to be refunded to Seller. Escrow Holder shall make the disbursements within ten (10) days of receipt of the written notice.

7.             Post Closing Agreement. At Closing, Seller and Purchaser shall enter into a Post Closing Agreement that provides for the collection of those 2006 Operating Costs that are not waived, the Post Closing Escrow, and those Items in Exhibit A intended to survive closing.

8.             Counterparts. This Amendment may be executed in counterparts each of which shall be deemed a fully executed original.

9.             Ratification.          Except as expressly set forth herein and in this Amendment, the Agreement remains unmodified and in full force and effect. Should there be any conflict between the terms of this Amendment and the terms of the Agreement the terms of this Amendment will control. The capitalized terms used herein, unless otherwise indicated, shall have the meanings ascribed to them in the Agreement.

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[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the day and year first above written.

SELLER:
Small Bay Partners, LLC, a Florida limited liability
company
By:	LSL Corporation, a Florida corporation,its
manger

By:	/s/ Howard Schieferdecker
Howard Schieferdecker, its President

PURCHASER:
Cornerstone Operating Partnership, L.P., a
Delaware limited partnership
By:	Cornerstone Core Properties REIT, INC.,
a Maryland corporation, its general partner

By:	/s/ Dominic J. Petrucci
Print Name:	Dominic J. Petrucci
Its:	COO